Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO

CANADA, AUSTRALIA OR JAPAN

STATEMENT REGARDING WARNER MUSIC GROUP PROPOSAL TO ACQUIRE EMI

NEW YORK, June 28, 2006—Warner Music Group Corp. (NYSE: WMG) today confirmed that the EMI Group plc (EMI) board of directors had declined WMG’s June 27 proposal for the acquisition of 100% of EMI’s outstanding shares of common stock for 320 pence per share entirely in cash. The WMG proposal was made after the WMG board had unanimously rejected EMI’s revised proposal to acquire WMG at $31 per share in cash, determining that it was not in the best interests of WMG’s shareholders. The WMG board had carefully reviewed EMI’s revised proposal with WMG’s outside legal and financial advisors.

The WMG board agrees with EMI that there are potential merits in combining the businesses of WMG and EMI, but believes that a WMG acquisition of EMI will provide shareholders of both companies with a superior opportunity to realize significant value in their shareholdings.

The EMI proposal also includes several important pre-conditions which increase execution risk. These include, in particular, the pre-sale of Warner/Chappell Music and underwriting a substantial rights offering. The WMG and EMI proposals each also include certain other pre-conditions and conditions, including regulatory approvals and due diligence. However, the WMG proposal to EMI is not subject to a pre-condition requiring the pre-sale of EMI’s music publishing business, nor would it carry an equity financing condition.

This series of proposals was initiated by EMI’s unsolicited May 1 proposal to acquire WMG for $28.50 per share, comprised of $20 in cash and $8.50 in stock. The WMG board unanimously rejected that proposal on May 2, determining that it was not in the best interests of WMG’s shareholders. On June 14, WMG made a proposal to purchase EMI for 315 pence per share in cash. EMI rejected that proposal on June 23, when it made its revised proposal to acquire WMG for $31 per share in cash.

The WMG proposal has been made with the unanimous support of its board of directors, which includes representatives from its four largest shareholders, and the Company continues to believe that its recent proposal is value enhancing to EMI shareholders. The Company intends to update the market, as appropriate.

About Warner Music Group

Warner Music Group (WMG) became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

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Media	Contact:
Will	Tanous

Warner Music Group

(212)	275-2244

Will.Tanous@wmg.com

Hugh Morrison

M: Communications

+44 (0) 20 7153 1534

morrison@mcomgroup.com

Investor Contact:

Jill Krutick

Warner Music Group

(212) 275-4790

Jill.Krutick@wmg.com

This announcement does not amount to a firm intention to make an offer within the meaning of the U.K. Takeover Code. Accordingly, there can be no certainty that any offer will be made even if any or all pre-conditions are satisfied or waived. Any pre-condition to the proposal by WMG for EMI is waivable by WMG in whole or in part.

There can be no assurance that any offer will be made to EMI shareholders. This announcement does not constitute an offer or an invitation to purchase any securities in any jurisdiction.

The Directors of Warner Music Group Corp. accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including, but not limited to, statements regarding the anticipated benefits from or completion of a transaction combining the businesses of WMG and EMI or the value to be realized by shareholders from such a combination, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K and Form 10-Q concerning other factors that could cause actual results to differ materially from those described in our forward looking statements.

Under the provisions of Rule 8.3 of the City Code on Takeovers and Mergers (the Code), if any person is, or becomes, ‘interested’ (directly or indirectly) in 1 per cent. or more of any class of ‘relevant securities’ of EMI Group plc, all ‘dealings ‘ in any ‘relevant securities’ of EMI Group plc (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by no later than 3.30p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which any offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the ‘offer period’ otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an ‘interest’ in ‘relevant securities’ of EMI Group plc, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all ‘dealings’ in ‘relevant securities’ of EMI Group plc by Warner Music Group Corp. or EMI Group plc , or by any of their respective ‘associates ‘, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a ‘dealing’ under Rule 8, you should consult the Takeover Panel.